Exhibit 99.1

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

					Year
	Quarter Ended				Ended	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2011	2012	2012	2012	2012	2012	2013

Revenue	$239,603	$243,452	$266,353	$300,737	$1,050,145	$286,266	$326,351
Cost of revenue	179,756	178,686	187,652	216,108	762,202	209,736	228,907
Gross profit	59,847	64,766	78,701	84,629	287,943	76,530	97,444
Selling, general and administrative expenses	32,756	37,959	43,877	42,810	157,402	42,222	46,693
Acquisition-related expenses	—	233	1,877	766	2,876	148	16
Legal and settlement expense (recovery)	186	(824)	(352)	1,080	90	142	—
Income from operations	26,905	27,398	33,299	39,973	127,575	34,018	50,735
Interest and other income, net	1,104	824	1,164	1,084	4,176	1,106	637
Income before income taxes	28,009	28,222	34,463	41,057	131,751	35,124	51,372
Provision for income taxes	10,351	14,011	13,987	17,303	55,652	13,341	19,658
Income from continuing operations	17,658	14,211	20,476	23,754	76,099	21,783	31,714

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	—	—	—	—	(503)	(91)
Gain/(loss) on disposal	46	62	9	(83)	34	36	66
Income from discontinued operations	46	62	9	(83)	34	(467)	(25)

Net income	$17,704	$14,273	$20,485	$23,671	$76,133	$21,316	$31,689

Basic earnings (loss) per share:
Income from continuing operations	$0.26	$0.21	$0.30	$0.35	$1.12	$0.32	$0.47
Income (loss) from discontinued operations	—	—	—	—	—	(0.01)	(0.01)
Basic earnings per share	$0.26	$0.21	$0.30	$0.35	$1.12	$0.31	$0.46

Diluted earnings (loss) per share:
Income from continuing operations	$0.26	$0.21	$0.29	$0.34	$1.09	$0.31	$0.45
Income (loss) from discontinued operations	—	—	—	—	—	—	—
Diluted earnings per share	$0.26	$0.21	$0.29	$0.34	$1.09	$0.31	$0.45

Dividends per share	$0.045	$0.045	$0.045	$0.045	$0.18	$0.045	$0.045

Weighted average shares outstanding:
Basic	67,325	67,576	67,946	68,089	67,734	68,162	68,179
Diluted	69,115	69,455	69,736	70,066	69,611	69,752	69,909

MAXIMUS, Inc.

Adjusted diluted earnings per share

(Unaudited)

					Year
	Quarter Ended				Ended	Quarter Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2011	2012	2012	2012	2012	2012	2013

Adjusted diluted earnings per share:
GAAP Diluted EPS from continuing operations	$0.26	$0.21	$0.29	$0.34	$1.09	$0.31	$0.45
Legal & settlement expense and acquisition-related expenses	—	—	0.02	0.01	0.03	—	—
Terminated contract	—	—	—	—	—	—	(0.09)
Tax adjustments	—	0.03	—	0.02	0.06	—	—
Adjusted diluted EPS	$0.26	$0.24	$0.31	$0.37	$1.18	$0.31	$0.36